Exhibit 2.3

                                 PROMISSORY NOTE

U.S. $120,986.26                                      Fort Lauderdale, Florida
                                                      December 30, 2004

        1.    Parties.

              1.0   RBE & SJC, Inc.; and

              1.1   RICHARD B. ERENS , Personal Guarantor (the "Borrower").

              1.2   ADVANCED IMAGING SYSTEMS, LLC (the "Lender").

        2. Borrower's Promise to Pay, for value received, Borrower promises to pay to the order of Lender, its successors or assigns, One hundred twenty thousand nine hundred eighty-six dollars and twenty six cents ($120,986.26) (the "Principal"), or so much thereof as may be advanced hereunder, plus interest (the "Interest") on the Principal from time to time remaining unpaid.

        3.    Payment.

              3.1. At the time of making this Note, interest shall be fixed and payable at the annual rate of 6% per annum (the "Applicable Interest Rate") provided no default shall have occurred in this Note the interest rate on this Note shall be the Applicable Interest Rate.

              3.2. Upon default in this Note, Interest shall be payable at the per annum rate of eighteen percent (18%).

              3.3. Interest shall be calculated on the basis of the actual number of days elapsed divided by 365. Borrower shall pay monthly installments of Principal and Interest in an amount equal to Five thousand three hundred sixty four dollars and eighty-three cents ($5,364.83) commencing on the 1st day of February, 2005 and on the first day of each and every month thereafter until the sums as described herein are paid in full.

              3.4. The entire unpaid Principal and any accumulated unpaid Interest thereon shall be due and payable on the 1st day of January, 2007.

              3.5. All payments hereunder shall be made in money of the United States of America.

              3.6. In the event that the Applicable Interest Rate or the Default Rate exceeds the maximum rate of interest allowed by applicable law, as amended from time to time, in any interest period during the initial term or any extension of this Note, only the maximum rate of interest allowed shall then be charged but thereafter in any interest period or periods during which the rate is less than the maximum rate allowed by applicable law, as amended from time to time, the Applicable Interest Rate and the Default Rate shall be increased so

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that Lender, its successors or assigns, may collect interest in such amount as may have been charged pursuant to the terms of this Note, but which was not charged because of the limitation imposed by law.

              3.7. It is the intent of the parties hereto that in no event shall the amount of interest due or payment in the nature of interest payable hereunder exceed the maximum rate of interest allowed by applicable law, as amended from time to time, and in the event any such payment is paid by the Borrower or received by the Lender, then such excess sum shall be credited as a payment of Principal, unless the Borrower elects to have such excess sum returned to it forthwith.

        4. Application of Payment. So long as no default has occurred in this Note, all payments hereunder shall first be applied to Interest, then to Principal Upon default in this Note, all payments hereunder shall first be applied to costs pursuant to Section 8.3, then to Interest and the remainder to Principal.

        5. Prepayment This Note may be prepaid in whole or in part in increments of $10,000.00 without penalty, provided Borrower gives Lender at least five (5) days prior written notice thereof Any prepayment shall be accompanied by an amount equal to the Interest accrued thereon to the date of receipt of such prepayment in collected funds. [Prepayments shall be applied in the inverse order of Principal payments required by this Note.]

        6. Other Instruments. The term "Loan Documents" shall mean all and any of the documents now or hereafter executed by Borrower, by others, or by Borrowers and others, in favor of Lender, which wholly or partly secure or are executed in connection with this Note, including, but not limited to, the Security Agreements of even date herewith from Borrower in favor of lender encumbering certain property described therein, of Borrower.

        7. Place of Payment. All payments to Lender hereunder shall be made at 6689 NW 16th Terrace, Florida or such other place as Lender may from time to time designate in writing.

        8.    Default.

              8.1. If Lender deems itself insecure or if any payment of Principal, Interest, or other sum due Lender hereunder or under any of the documents related hereto is not paid as and when due, or if any other default occurs or if any obligation of Borrower is not fully performed, then this Note shall be in default.

              8.2. Upon default in this Note, the Lender, at its option, may declare the entire unpaid Principal balance of this Note, together with accrued Interest, to be immediately due and payable without notice or demand.

              8.3. In addition to payments of Interest and Principal, if there is a default in this Note the Lender shall be entitled to recover from the Borrower all of the Lender's costs of collection, including the Lender's attorneys' fees, paralegals' fees and legal assistants' fees (whether for services incurred in collection, litigation, bankruptcy proceedings, appeals, or otherwise), and all other costs incurred in connection therewith.

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        9.    Late Charge. A late charge of five percent (5%) of any payment required hereunder shall be imposed on each and every payment, including the final payment due hereunder, not received by the Lender within ten (10) days after it is due. The late charge is not a penalty, but liquidated damages to defray administrative and related expenses due to such late payment. The late charge shall be immediately due and payable and shall be paid by the Borrower to the Lender without notice or demand. This provision for a late charge is not and shall not be deemed a grace period, and Lender has no obligation to accept a late payment. Further, the acceptance of a late payment shall not constitute a waiver of any default then existing or' thereafter arising in this Note.

        10. Waivers. The Borrower and any endorsers, sureties, guarantors, and all others who are, or may become liable for the payment hereof severally: (a) waive presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, (b) consent to all extensions of time, renewals, postponements of time of payment of this Note or other modifications hereof from time to time prior to or after the maturity date hereof, whether by acceleration or in due course, without notice, consent or consideration to any of the foregoing, (c) agree to any substitution, exchange, addition, or release of any of the security for the indebtedness evidenced by this Note or the addition or release of any party or person primarily or secondarily liable hereon, (d) agree that the Lender shall not be required first to institute any suit, or to exhaust its remedies against the undersigned or any other person or party to become liable hereunder or against the security in order to enforce the payment of this Note and (e) agree that, notwithstanding the occurrence of any of the foregoing (except by the express written release by Lender of any such person), the undersigned shall be and remain, jointly and severally directly and primarily liable for all sums due under this Note.

        11. Set-Offs. The Borrower and any endorsers, sureties, guarantors, and all others who are, or who may become liable for the payment hereof, severally expressly grant to the Lender a continuing first lien security interest in and authorize and empower the Lender, at its sole discretion, at any time after the occurrence of a default hereunder to appropriate and, in such order as Lender may elect, apply to the payment hereof or to the payment of any and all indebtedness, liabilities and obligations of such parties to the Lender or any of the Lender's affiliates, whether now existing or hereafter created or arising or now owned or howsoever after acquired by Lender or any of Lender's affiliates (whether such indebtedness, liabilities and obligations are or will be joint or several, direct or indirect, absolute or contingent, liquidated or unliquidated, matured or unmatured, including, but not limited to, any letter of credit issued by Lender for the account of any such parties), any and all money, or collateral of any such parties now or hereafter in the possession of the Lender.

              The Borrower shall be entitled to a right of "set-off" against this Promissory Note resulting from the actual breach of any of the Lender's representations and/or warranties as "Seller" in the certain Asset Purchase Agreement ("Agreement") of even date and as otherwise consistent with Article IX of that Agreement.

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        12.   Submission to Jurisdiction. Borrower, and any endorsers, sureties, guarantors and all others who are, or who may become, liable for the payment hereof severally, irrevocably and unconditionally (a) agree that any suit, action, or other legal proceeding arising out of or relating to this Note may be brought, at the option of the Lender, in a court of record of the State of Florida in Broward County, in the United States District Court for the Southern District of Florida, or in any other court of competent jurisdiction; (b) consent to the jurisdiction of each such court in any such suit, action or proceeding; and (c) waive any objection which it or they may have to the laying of venue of any such suit, action, or proceeding in any of such courts,

        13.   Miscellaneous Provisions

              13.1. The term Lender as used herein shall mean any holder of this Note.

              13.2.    Time is of the essence in this Note.

              13.3. The captions of sections of this Note are for convenient reference only, and shall not affect the construction or interpretation of any of the terms and provisions set forth in this Note.

              13.4. If more than one person signs this Note, each is and shall be jointly and severally liable hereunder; and if Borrower is a general partnership, then all partners in Borrower (and if Borrower is a limited partnership then all general partners in Borrower) shall be jointly and severally liable hereunder, notwithstanding any contrary provision in the partnership laws of the State of Florida.

              13.5. This Note shall be construed, interpreted, enforced and governed by and in accordance with the laws of the State of Florida (excluding the principles thereof governing conflicts of law), and federal law, in the event federal law permits a higher rate of interest than Florida law.

              13.6. If any provision or portion of this Note is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion thereof shall be deemed stricken and severed from this Note, and the remaining provisions and portions thereof shall continue in full force and effect.

              13.7. This Note may not be amended, extended, renewed or modified nor shall any waiver of any provision hereof be effective, except by an instrument in writing executed by unauthorized officer of the Lender: Any waiver of any provision hereof shall be effective only in the specific instance and for the specific purpose for which given.

        14. Personal Guarantee. Repayment of this Promissory Note and the debt it evidences is, and shall continue to be personally guaranteed by Richard B. Erens to the extent of the outstanding unpaid balance and accrued unpaid interest until such loan debt shall be paid fully and finally repaid.

        15. Waiver of Trial by Jury. LENDER AND BORROWER HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY'AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A

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TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS
NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO, THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER AND BORROWER. ENTERING INTO THE SUBJECT TRANSACTION.

THE PROPERTY FLORIDA DOCUMENTARY STAMP TAX HAS BEEN PAID ON THIS NOTE.

                                        RBE & SJC, INC.

(SEAL)
                                        By: /s/ RICHARD B. ERENS
                                            ------------------------------------
                                            Richard B. Erens, President

                                        Attest:

                                        By: /s/ RICHARD B. ERENS
                                            ------------------------------------
                                            Richard B. Erens, Secretary
Witness Signatures:

/s/ RENEE M. TOWNE                      By: /s/ RICHARD B. ERENS
--------------------------------            ------------------------------------
Print Name: Renee M. Towne                  Richard B. Erens, Personal Guarantor

Witness Signatures:

/s/ MINTRANI SEERAM
--------------------------------
Print Name: Mintrani Seeram


STATE OF FLORIDA        )
COUNTY OF BROWARD       )

The foregoing instrument was acknowledged before me this 30th day of December, 2004 by Richard B. Erens, personally known to me or have produced ______________ as identification and who ( ) did or ( x ) did not take an oath.


My Commission Expires:                    /s/ RENEE M. TOWNE
                                          -------------------------------
                                          Notary Public
                                          State of Florida at Large

                                          Renee M. Towne
                                          -------------------------------
                                          Print Name of Notary

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